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Exhibit 99.1

NEWS RELEASE

CONTACTS:

         Kammy Moalemzadeh                   Bruce Andrews
         Vice President                      President
         Mentmore Holdings Corporation       Monitor Aerospace Corporation
         (212) 391-1392                      (516) 957-2300

TO:      THE EDITOR
FOR:     IMMEDIATE RELEASE

                  STELLEX INDUSTRIES COMPLETES ACQUISITION OF
                         MONITOR AEROSPACE CORPORATION

New York, New York, June 3, 1998. Stellex Industries, Inc. announces the completion of the acquisition of Monitor Aerospace Corporation for total consideration of $95 million. Monitor, which has sales of $86.3 million, is a leading aerospace subcontractor engaged in the manufacture and assembly of precision-machined structural aircraft components and assemblies.

 "The combination of Monitor's and Stellex's current aerospace operations creates one of the world's leading suppliers of aerostructures, providing finished components directly to original equipment manufacturers and their major systems subcontractors," said William L. Remley, Vice Chairman and President of Stellex Industries. With the addition of Monitor, Stellex has grown to approximately $215 million in revenues since its formation in 1997.

Monitor, based in Amityville, New York, will continue to be operated by its current management. The acquisition plus refinancing of existing indebtedness was financed with credit facilities underwritten by Societe Generale Securities Corporation and First Union Corporation.

Stellex Industries, Inc. is a privately owned company controlled by affiliates of Mentmore Holdings Corporation. Through its subsidiaries Stellex Microwave Systems, Inc. and Stellex Aerospace, Stellex Industries is a leading provider of highly engineered subsystems and components for the aerospace, defense and space industries.

Mentmore Holdings Corporation is a privately owned investment company which has successfully completed acquisitions or significant equity investments in public and private companies with total revenues in 1997 of over $1.3 billion. These companies include holdings in the aerospace, steel, plastics, foundry, textile, apparel, packaging, and machinery, and the financial services area. In addition, Mentmore Holdings Corporation, through an affiliate company with offices in New York, Washington, D.C. and San Francisco, operates one of the largest real estate development firms in the United States. Mentmore Development Company and its subsidiaries and predecessor companies have developed over 23 million square feet of real estate, representing an investment at cost of over $4 billion.


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